UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        --------------------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 16, 2002


                         JOSHUA TREE CONSTRUCTION, INC.
             (Exact name of Registrant as specified in its charter)



           Nevada                       0-32275                   88-0432004
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)



                           3635 Boardman Canfield Road
                               Canfield, OH 44406
           (Address of principal executive offices including zip code)


                                 (330) 702-3777
                         (Registrant's telephone number)



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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On May 16, 2002, Joshua Tree Construction, Inc. ("Joshua Tree") entered into a Consent Agreement with Keith Frankel ("Frankel") and Melvin Simon ("Simon") (the "Consent Agreement") whereby the parties agreed that Joshua Tree would transfer all of the outstanding shares of common stock of its wholly-owned subsidiary American Health and Diet Centers, Inc. (the "AHDC Shares") to Messrs. Frankel and Simon. The transfer of the AHDC Shares to Messrs. Frankel and Simon was in satisfaction of certain outstanding obligations owed to Messrs. Frankel and Simon as well as other third parties (as more fully described below).

         These obligations arose out of the acquisition by Joshua Tree of the AHDC Shares from Messrs. Frankel and Simon pursuant to a Stock Purchase Agreement (and related documents) dated as of March 15, 2002 (the "Stock Purchase Agreement").

         The material terms of the Stock Purchase Agreement (and related documents) were as follows:

         CONSIDERATION: Joshua Tree issued to Messrs. Frankel and Simon an aggregate of $3.0 million in 7%, two-year promissory notes (collectively, the "Notes"), which were guaranteed by AHDC, and further issued to Messrs. Frankel and Simon an aggregate of 2.2 million warrants (the "Warrants") to purchase shares of common stock of Joshua Tree at $0.25 per share for a period of five years from the date of their issuance.

         SECURITY: To secure its obligations to Messrs. Frankel and Simon, Joshua Tree executed security agreements in favor of Messrs. Frankel and Simon, whereby Joshua Tree and AHDC (as a wholly-owned subsidiary of Joshua Tree) pledged all of their assets as security for the Notes and related obligations. Joshua Tree also executed a pledge agreement in favor of Messrs. Frankel and Simon pledging the shares of AHDC as additional collateral. Additional security was also provided to Messrs. Frankel and Simon in the form of a limited guaranty and mortgage on the personal residence of Joshua Tree's president, Daniel Hoyng.

         OTHER MATERIAL CONTRACTUAL UNDERTAKINGS:

         Joshua Tree entered into a two-year consulting agreement with Mr. Frankel, in consideration of which Mr. Frankel was granted options (the "Options") to purchase up to 3,500,000 shares of the common stock of Joshua Tree at $0.25 per share, for a period of five years from the date of their isuance.

         Joshua Tree undertook to provide, after the closing of the acquisition, a minimum of $300,000 in working capital to AHDC, and to pay down outstanding debt owed by AHDC to Hudson United Bank in the amount of $3.35 million and outstanding payables to Vitaquest International, Inc. ("Vitaquest"), an entity for which Mr. Frankel serves as President, in the amount of $1.8 million. Additionally, AHDC entered into an exclusive manufacturing agreement with Vitaquest to fulfill its vitamin and nutraceutical requirements.

         As a condition, however, to entering into an agreement with an investment banking firm to raise up to $5,000,000 on a "best efforts" basis, and due to Joshua Tree's inability to otherwise make the requisite payments to Messrs. Frankel and Simon under the Stock Purchase Agreement and the Notes, the parties entered into the Consent Agreement. As a result, Joshua Tree has satisfied all outstanding obligations due in connection with the Stock Purchase Agreement and Notes (and other related documents).


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         Specifically, Joshua Tree is no longer required to:

          o    make any further payments pursuant to the Notes;

          o pay down approximately $3.35 million debt owed by AHDC to Hudson United Bank; and

          o pay the outstanding payable owed to Vitaquest by AHDC of approximately $1.56 million.

         In addition, the Consulting Agreement between Joshua Tree and Frankel was terminated, the Exclusive Manufacturing Agreement entered into between AHDC and Vitaquest was terminated, and the Warrants and Options issued to Messrs. Frankel and Simon were cancelled.

         In transferring the AHDC Shares to Messrs. Frankel and Simon, Joshua Tree is disposing of certain assets, including kiosks from which AHDC sells its products, related commercial leases in shopping malls where the kiosks are located, computer systems, and inventory. AHDC had used such equipment and/or other physical property for the sale of vitamins and nutraceuticals.

         Effective May 16, 2002, Joshua Tree entered into a new manufacturing agreement (the " GSN Manufacturing Agreement") with Garden State Nutritionals, ("GSN"), a division of Vitaquest, whereby GSN has agreed to manufacture a private label line of products (as defined under the Food, Drug and Cosmetic Act of 1938 and any amendments thereto) and also granted to Joshua Tree the right to purchase from GSN products manufactured by GSN for AHDC under the Nutritionary brand name for a period of one year. The GSN Manufacturing Agreement is attached as an Exhibit to this Current Report on Form 8-K.


ITEM 7. EXHIBITS

99.1 Consent Agreement dated May 16, 2002 by and between Joshua Tree, Keith Frankel and Melvin Simon.

99.2 Manufacturing Agreement dated May 16, 2002 by and between Joshua Tree, Garden State Nutritionals, and American Health and Diet Centers, Inc.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Joshua Tree has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               JOSHUA TREE CONSTRUCTION, INC.

Date: May 31, 2002



                                                   BY: /S/ DANIEL HOYNG
                                                   -----------------------
                                                   DANIEL HOYNG, PRESIDENT